Exhibit 3.3

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company: Kerr-McGee Chemical Worldwide LLC.

2.	The Certificate of Formation of the limited liability company is hereby amended as follows: The name of the limited liability company is Tronox Worldwide LLC.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 12th day of September, A.D. 2005.

By:	/s/ John F. Reichenberger
Authorized Person(s)

Name:	John F. Reichenberger
Print or Type

CERTIFICATE OF FORMATION

OF

KERR-McGEE CHEMICAL WORLDWIDE LLC

1. The name of the limited liability company is Kerr-McGee Chemical Worldwide LLC.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Count of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. The existence of the company will be perpetual.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of Kerr-McGee Chemical Worldwide LLC this 1st day of October, 2002.

KERR-McGEE OPERATING CORPORATION, Member

/s/ John F. Reichenberger
John F. Reichenberger, Vice President